SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential,  for  Use  of  the  Commission  Only  (as  permitted  by  Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       MICROCHIP TECHNOLOGY INCORPORATED
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                (Name of Registrant as Specified In Its Charter)

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                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

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2) Aggregate number of securities to which transaction applies:

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3) Per unit price or other underlying value of transaction  computed pursuant to
   Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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4) Proposed maximum aggregate value of transaction:

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5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange  Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid:

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    2) Form, Schedule or Registration No.

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    3) Filing party:

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    4) Date filed:

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
                                [GRAPHIC OMITTED]
                                    MICROCHIP

                      MICROCHIP TECHNOLOGY INCORPORATED
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                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                JULY 28, 1997
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   The Annual Meeting of Stockholders of Microchip  Technology  Incorporated,  a
Delaware corporation (the "Company"), will be held at 9:00 a.m. local time on Monday, July 28, 1997, at the Company's facility at 1200 South 52nd Street, Tempe, Arizona, for the following purposes:

   1. To elect directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

   2. To vote on a proposed amendment to the Company's Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of Common Stock, par value $0.001 per share (the "Common Stock"), from 65,000,000 to 100,000,000;


   3. To approve an amendment to the Company's 1993 Stock Option Plan to increase by 2,000,000 the number of shares of Common Stock reserved for issuance thereunder;


   4. To approve an amendment to the Company's Employee Stock Purchase Plan to increase by 300,000 the number of shares of Common Stock reserved for issuance thereunder;

   5. To ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company for the fiscal year ending March 31, 1998; and

   6. To transact such other business as may properly come before the meeting or any adjournment thereof.

   The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

   Only stockholders of record at the close of business on June 2, 1997 are entitled to notice of and to vote at the meeting.

   All stockholders are cordially invited to personally attend the meeting. To assure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she previously has returned a proxy.


                                        Sincerely,


                                        /S/ C. Philip Chapman


                                        C. Philip Chapman
                                        Secretary


Chandler, Arizona
June 20, 1997

                                [GRAPHIC OMITTED]
                                    MICROCHIP

                        MICROCHIP TECHNOLOGY INCORPORATED
                          2355 WEST CHANDLER BOULEVARD
                          CHANDLER, ARIZONA 85224-6199
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                                 PROXY STATEMENT
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                            VOTING AND OTHER MATTERS

GENERAL

   The enclosed proxy is solicited on behalf of Microchip Technology Incorporated, a Delaware corporation (the "Company"), by the Company's board of directors (the "Board of Directors") for use at the Annual Meeting of Stockholders to be held at 9:00 a.m. local time on Monday, July 28, 1997 (the "Meeting"), or at any adjournment thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Meeting will be held at the Company's facility at 1200 South 52nd Street, Tempe, Arizona.

   These proxy solicitation materials were first mailed on or about June 20, 1997, to all stockholders entitled to vote at the Meeting.


   Unless otherwise noted, all references in this Proxy Statement to numbers of shares of the Company's Common Stock, $0.001 par value per share (the "Common Stock") and stock option information have been restated to reflect a 3-for-2 stock split of the Common Stock effected on January 6, 1997.


VOTING SECURITIES AND VOTING RIGHTS

   Stockholders of record at the close of business on June 2, 1997 (the "Record Date") are entitled to notice of and to vote at the Meeting. On the Record Date, 53,347,285 shares of Common Stock were issued and outstanding.


   The presence, in person or by proxy, of the holders of a majority of the total number of shares of Common Stock outstanding on the Record Date constitutes a quorum for the transaction of business at the Meeting. Shares that are voted "FOR", "AGAINST", or "WITHHELD FROM" a matter are treated as being present at the Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Meeting (the "Votes Cast") with respect to such matter. Each stockholder voting at the Meeting, either in person or represented by proxy, may cast one vote per share of Common Stock held on all matters to be voted on at the Meeting. Assuming that a quorum is present, the affirmative vote of the Votes Cast is required: (i) to amend the Company's 1993 Stock Option Plan, as proposed; (ii) to amend the Company's Employee Stock Purchase Plan, as proposed; and (iii) for the ratification of the appointment of the Company's independent auditors. The affirmative vote of a majority of the shares of Common Stock outstanding on the Record Date is required to approve the proposed amendment to the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"). In the election of directors, the five nominees receiving the highest number of affirmative votes shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence of a quorum, but have no other legal effect under Delaware law.


VOTING OF PROXIES; ABSTENTIONS; BROKER NON-VOTES


   Votes cast in person or by proxy at the Meeting will be tabulated by the election inspector(s) appointed for the Meeting. When a proxy is properly executed and returned, the shares it represents will be voted at the Meeting as directed. Any proxy that is returned using the form of proxy enclosed and that is not marked as to a particular item will be voted:
(i) "FOR" the election of each of the nominees set forth in this Proxy Statement; (ii) "FOR" approval of each of the other matters presented to stockholders in this Proxy Statement; and (iii) as the proxy holders deem advisable on other matters that may come before the Meeting. A stockholder may indicate on the enclosed proxy or its substitute that it is abstaining from voting on a particular matter (an "abstention"). A broker may indicate on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter (a "broker non-vote"). Abstentions and broker non-votes are each tabulated separately. The election inspector(s) will determine whether a quorum is present at the Meeting. In general, Delaware law provides that a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. Abstentions and broker non-votes of shares that are entitled to vote are treated as shares that are present in person or represented by proxy for purposes of determining the presence of a quorum. In determining whether a proposal has been approved, abstention of shares that are entitled to vote are treated as Votes Cast with respect to such proposal, but not as voting for such proposal and hence have the same effect as votes against such proposal; broker non-votes of shares that are entitled to vote are not treated as Votes Cast with respect to the particular proposal on which the broker has expressly not voted, and hence have no effect on the outcome of the voting on a proposal that requires a majority of the Votes Cast (such as the approval of a plan amendment). However, with respect to a proposal that requires a majority of the outstanding shares of Common Stock (such as an amendment to the Certificate of Incorporation), a broker non-vote has the same effect as a vote against the proposal.


REVOCABILITY OF PROXIES

   Any person giving a proxy may revoke the proxy at any time before its use by delivering to the Company written notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

SOLICITATION

   The Company will pay all expenses of this solicitation. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of the Company's directors and officers, personally or by telephone or telegram, without additional compensation. The Company may also, at its sole expense, retain a proxy solicitation firm to assist in the distribution of proxy solicitation materials and in the collection of proxies. If so, the Company believes that the expense will not exceed $15,000.

                              ELECTION OF DIRECTORS

NOMINEES

   A board of five directors is to be elected at the Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named below. All of the nominees are currently directors of the Company. In the event that any such nominee is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director at the Meeting will continue until the next annual meeting of stockholders and until a successor has been elected and qualified.


   The following table sets forth certain information regarding the nominees for director of the Company:


 NAME                              AGE      POSITION(S) HELD
 ----                              ---      ----------------
Steve Sanghi ................      41       Chairman of the Board, President and
                                            Chief Executive Officer
Albert J. Hugo-Martinez(1)(2)      51       Director
Jon H. Beedle(1) ............      64       Director
L.B. Day(2) .................      52       Director
Matthew W. Chapman ..........      46       Director
------------------
(1) Member of the Compensation Committee
(2) Member of the Audit Committee

   Mr. Sanghi is currently, and has been since August, 1990, President of the Company, since October, 1991, Chief Executive Officer and since October, 1993, Chairman of the Board of Directors. He has served as a director of the Company since August, 1990. He served as the Company's Chief Operating Officer from August, 1990 through October, 1991 and as Senior Vice President of Operations from February, 1990 through August, 1990. Mr. Sanghi is also a director of ADFlex Solutions, Inc., a U.S. supplier of flexible circuit-based interconnect solutions.

   Mr. Hugo-Martinez has served as a director of the Company since October, 1990. Since March, 1996, he has served as President and Chief Executive Officer of GTI Corporation, a manufacturer of ISDN and local area network subcomponents. From 1987 to 1995, he served as President and Chief Executive Officer of Applied Micro Circuits Corporation, a manufacturer of high-performance bipolar and bi-CMOS gate arrays.

   Mr. Beedle has served as director of the Company since October, 1993. In 1995, Mr. Beedle retired as President of IN-STAT, Inc., a leading high technology market research firm, a position in which he had served since 1981. Mr. Beedle is also a director of Bell Microproducts, a regional electronics distributor.

   Mr. Day has served as a director since December, 1994. Since 1976, he has served as President of L.B. Day & Company, Inc. (formerly Day-Floren Associates, Inc.), a management consulting firm specializing in organizational structure, development and strategic planning.


   Mr. Chapman has served as a director since May, 1997. Since 1988, he has served as Chief Executive Officer of CFI ProServices, Inc., a supplier of integrated software solutions and services to financial institutions throughout the United States ("CFI") and since 1991, he has also served as Chairman of CFI. Mr. Chapman is also a director of Phoenix Gold International, a Portland, Oregon-based manufacturer of automotive audio equipment.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS


   The Company's By-Laws authorize the Board of Directors to appoint from among its members one or more committees composed of one or more directors. The Board of Directors has appointed a standing Audit Committee and a standing Compensation Committee. The Company does not have a nominating committee or any committee that performs the functions of a nominating committee. The Audit Committee is primarily responsible for appointing the Company's independent accounting firm and for reviewing and evaluating the Company's accounting principles and its systems of internal controls. The Audit Committee also reviews the annual financial statements, significant accounting and tax issues and the scope of the annual audit with the Company's independent auditors. The Compensation Committee reviews and acts on all matters relating to compensation levels and benefit plans for the Company's key executives. See "Board Compensation Committee Report on Executive Compensation," below.

   The Board of Directors met five times during the fiscal year ended March 31, 1997. The Company's Audit Committee met twice, and the Company's Compensation Committee met four times, during the fiscal year ended March 31, 1997.


   DIRECTOR COMPENSATION AND OTHER INFORMATION

Director Fees

   Directors receive a $10,000 annual retainer, paid in quarterly installments, and $1,000 per meeting for each regular and special Board of Directors meeting. No compensation is paid for telephonic meetings of the Board of Directors or for meetings of committees of the Board of Directors.

Stock Options


   Under the terms of the Company's 1993 Stock Option Plan, each non-employee director is automatically granted an option to purchase 10,000 shares of Common Stock upon his or her first election to the Board of Directors and, for 1996 and earlier years, an additional option to purchase 5,000 shares of Common Stock at the meeting of the Board of Directors held immediately following each annual stockholders' meeting. Commencing with the Meeting, non-employee directors will each automatically be granted an option to purchase 5,000 shares of Common Stock as of the first business day of the month in which the annual stockholders' meeting is held. Following the 1996 annual meeting of stockholders on July 26, 1996, each of Messrs. Hugo-Martinez, Beedle and Day was granted an option to acquire 5,000 shares of Common Stock at an exercise price of $30.75(1), such options to vest in a series of 12 equal and successive monthly installments commencing one month after the grant date. Following his initial appointment to the Board of Directors on May 19, 1997, Mr. Chapman was granted an option to acquire 10,000 shares of Common Stock at an exercise price of $31.5625 per share. This option vests in a series of 36 equal and successive monthly installments commencing one month after the grant date.


                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND OTHER COMPENSATION


   The following table sets forth the compensation for the three fiscal years ended March 31, 1997, 1996 and 1995 earned by the Company's Chief Executive Officer and each of the Company's five other most highly compensated executive officers whose salary plus bonus for fiscal 1997 exceeded $100,000 for services rendered in all capacities to the Company (collectively, the "Named Executive Officers"):


----------------
(1) Neither the number of shares nor the option exercise price set forth above have been adjusted to reflect the 3-for-2 stock split of the Common Stock effected on January 6, 1997. To the extent such options had not been exercised on January 6, 1997, the number of unexercised options and the exercise price were adjusted to reflect the 3-for-2 stock split.

                           SUMMARY COMPENSATION TABLE
                                ANNUAL COMPENSATION         LONG-TERM
                           --------------------------      COMPENSATION
                                                          --------------
                                                              AWARDS
                                                          --------------
                                                            SECURITIES     ALL OTHER
                                                 BONUS      UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR  SALARY ($)   ($)(1)    OPTIONS/SARS(#)    ($)(2)
---------------------------  ----  ----------   ------    ---------------    ------
Steve Sanghi,                1997   $342,693   $11,346      165,000         $272,542
 President and Chief         1996    329,423     9,807       75,000          168,723
 Executive Officer           1995    295,384    84,308      225,000          233,587
Robert A. Lanford,           1997    176,632    46,489       39,000           37,267
 Vice President,             1996    170,985    50,886       18,000           28,958
 Worldwide Sales             1995    159,015    73,794       56,250           25,725
George P. Rigg,              1997    172,299     5,692       47,250           63,540
 Vice President,             1996    166,730     4,952       22,500           49,148
 Advanced                    1995    152,583    51,854       67,500           52,618
 Microcontroller and
 Technology Division
Timothy B. Billington,       1997    171,267    72,681       56,250                0
 Vice President,             1996    165,790    50,554       22,500                0
 Manufacturing               1995    153,424    99,224       67,500                0
 Operations
C. Philip Chapman,           1997    155,097     5,145       45,750           62,683
 Vice President,             1996    148,240     4,414       19,500           37,125
 Chief Financial Officer     1995    134,093    32,322       45,000           33,750
Mitchell R. Little,          1997    154,760    33,237       45,000           33,785
 Vice President,             1996    148,077     4,423       18,000           40,350
 Standard Microcontroller    1995    138,715    40,531       56,250           37,001
 and ASSP Division

------------------
(1) Includes MICP bonus earned in year shown but not paid until the following year, and cash bonus payments under the Company's cash bonus plan. See "Board Compensation Committee Report on Executive Compensation," below for descriptions of the MICP bonus program and the cash bonus plan.
(2) Except as otherwise noted, consists of: (i) the Company-matching contributions to the Company's 401(k) retirement savings plan, which were $3,792 for Mr. Sanghi, $2,706 for Mr. Lanford, $2,689 for Mr. Rigg, $0 for Mr. Billington, $1,760 for Mr. Chapman, and $2,285 for Mr. Little; and
      (ii)  an  additional   payment  by  the  Company  in  connection   with  a
      split-dollar life insurance program which is distributable to the individual executive officer when he is no longer an employee of the Company, in the amount of $268,750 for Mr. Sanghi, $34,561 for Mr. Lanford, $60,851 for Mr. Rigg, $0 for Mr. Billington, $60,923 for Mr. Chapman and $31,500 for Mr. Little. See "Board Compensation Committee
      Report on Executive Compensation," below for a description of the split-dollar life insurance program.


EQUITY COMPENSATION PLANS


1993 Stock Option Plan (The "Plan")

   The Plan is the Company's primary equity incentive program for key employees, non-employee members of the Board of Directors and independent contractors who provide valuable services to the Company. The Plan is more fully discussed below at "Proposal To Amend The Company's 1993 Stock Option Plan."

Employee Stock Purchase Plan (the "Purchase Plan")

   The Purchase Plan allows eligible employees of the Company to purchase shares of Common Stock at semi-annual intervals through periodic payroll deductions. The purchase price per share for an eligible employee who participates in the Purchase Plan is the lower of (i) 85% of the fair market value of a share of Common Stock on the employee's entry date into the then-current offering period under the Purchase Plan or (ii) 85% of the fair market value of a share of Common Stock on the semi-annual purchase date. The Purchase Plan is more fully discussed below at "Proposal To Amend The Company's Employee Stock Purchase Plan."

OPTION GRANTS

   The following table contains information concerning the grant of stock options to the Named Executive Officers during the fiscal year ended March 31, 1997:

                              OPTION GRANTS IN LAST FISCAL YEAR
                                      INDIVIDUAL GRANTS
                      ----------------------------------------------------
                                     PERCENT                                 POTENTIAL REALIZABLE
                       NUMBER OF     OF TOTAL                                  VALUE AT ASSUMED
                       SECURITIES    OPTIONS                                 ANNUAL RATES OF STOCK
                       UNDERLYING   GRANTED TO                              PRICE APPRECIATION FOR
                        OPTIONS     EMPLOYEES    EXERCISE OR                      OPTION TERM
                        GRANTED     IN FISCAL    BASE PRICE    EXPIRATION -------------------------
NAME                      (#)          YEAR        ($/SH)         DATE      5% ($)(3)   10% ($)(3)
----                      ---          ----        ------         ----      ---------   ----------
STEVE SANGHI ......... 37,500(1)        1.8%       $17.00       04/30/06   $  400,920  $ 1,016,011
                      127,500(2)        6.1%        16.83       07/02/06    1,349,738    3,420,502
ROBERT A. LANFORD  ...  9,000(1)        0.5%        17.00       04/30/06       96,221      243,843
                       30,000(2)        1.4%        16.83       07/02/06      317,586      804,824
GEORGE P. RIGG ....... 11,250(1)        0.5%        17.00       04/30/06      120,276      304,803
                       36,000(2)        1.7%        16.83       07/02/06      381,103      965,789
TIMOTHY B. BILLINGTON. 11,250(1)        0.5%        17.00       04/30/06      120,276      304,803
                       45,000(2)        1.7%        16.83       07/02/06      476,378    1,207,236
C. PHILIP CHAPMAN  ...  9,750(1)        0.5%        17.00       04/30/06      104,239      264,163
                       36,000(2)        1.7%        16.83       07/02/06      381,103      965,789
MITCHELL R. LITTLE  ..  9,000(1)        0.5%        17.00       04/30/06       96,221      243,843
                       36,000(2)        1.7%        16.83       07/02/06      381,103      965,789


(1) Each stock option becomes exercisable over a one-year vesting period, in 12 successive monthly installments commencing on October 21, 1999, and has a maximum term of 10 years from the date of grant. Vesting may be accelerated under certain circumstances in connection with an acquisition of the Company or a change of control. The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. See "Proposal to Amend The Company's 1993 Stock Option Plan -- Description of the Plan," below, for a further description of the material provisions of the Plan.
(2) Each stock option becomes exercisable over a one-year vesting period, in 12 successive monthly installments commencing on July 2, 2000, and has a maximum term of 10 years from the date of grant. Vesting may be accelerated under certain circumstances in connection with an acquisition of the Company or a change of control. The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. See "Proposal to Amend The Company's 1993 Stock Option Plan -- Description of the Plan," below, for a further description of the material provisions of the Plan.
(3) No assurance can be given that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. The rates of appreciation are specified by rules of the Securities and Exchange Commission (the "SEC") and are for illustrative purposes only; they do not represent the Company's estimate of future stock price. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grant. The exercise price of each of the options was equal to the closing sales price of the Common Stock as quoted on the NASDAQ Stock Market on the date of grant.

OPTION EXERCISES AND HOLDINGS

   The following table provides information on option exercises in the fiscal year ended, and option holdings at, March 31, 1997 by the Named Executive Officers and the value of such officers' unexercised options at March 31, 1997:

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED
                           SHARES         VALUE                OPTIONS                 IN-THE-MONEY OPTIONS
                         ACQUIRED ON    REALIZED        AT MARCH 31, 1997 (#)        AT MARCH 31, 1997 ($)(1)
NAME                    EXERCISE (#)     ($)(2)      EXERCISABLE   UNEXERCISABLE  EXERCISABLE(1)  UNEXERCISABLE
---------------------- ------------- ------------- ------------- --------------- -------------- ---------------
Steve Sanghi ..........        0               0     513,281       525,469         $12,357,077    $7,689,369
Robert A. Lanford  ....   62,481       1,811,831      13,714       128,015             345,646     1,889,485
George P. Rigg ........  103,500       2,118,822      37,482       158,343             857,914     2,336,836
Timothy B. Billington     87,975       1,436,327      27,932       167,484             724,019     2,469,139
C. Philip Chapman  ....   30,000         693,953      55,542       120,093           1,501,802     1,686,164
Mitchell R. Little  ...   45,564         905,543       7,595       133,593             189,715     1,950,895

---------------
(1) Calculated based on $30.00 per share, which was the closing sales price per share of the Common Stock as quoted on the NASDAQ Stock Market on March 31, 1997, multiplied by the number of applicable shares in-the-money less the total exercise price for such shares.
(2) Calculated based on the market price per share of the Common Stock at date of exercise multiplied by the number of shares issued upon exercise less the total exercise price of the options exercised.

EMPLOYMENT   CONTRACTS,   TERMINATION   OF  EMPLOYMENT  AND  CHANGE  IN  CONTROL
ARRANGEMENTS


   The Company has not entered into employment contracts with any of the Named Executive Officers. Each of the Named Executive Officers has entered into an Executive Officer Severance Agreement with the Company (the "Severance Agreement"). The Severance Agreement provides for the automatic acceleration in vesting of all unvested stock options upon the first to occur of any of the following events: (i) as of the date immediately preceding a change of control in the event any such stock options are or will be terminated or canceled (except by mutual consent) or any successor to the Company fails to assume and agree to perform all such stock option agreements at or prior to such time as any such person becomes a successor to the Company; (ii) as of the date immediately preceding such change of control in the event the executive does not or will not receive upon exercise of such executive's stock purchase rights under any such stock option agreement the same identical securities and/or other consideration as is received by all other stockholders in any merger, consolidation, sale, exchange or similar transaction occurring upon or after such change of control; (iii) as of the date immediately preceding any involuntary termination of such executive occurring upon or after any such change of control; or (iv) as of the date six months following the first such change of control, provided that the executive shall have remained an employee of the Company continuously throughout such six-month period. For purposes of the Severance Agreement, "change of control" means the occurrence of any of the following events: (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended [the "Exchange Act"]) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or (b) a change in the composition of the Board of Directors as a result of which fewer than a majority of the directors are "Incumbent Directors." "Incumbent Directors" means directors who either (A) are directors of the Company as of the date the Severance Agreement was entered into, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for election as a director without objection to such nomination) of at least three-quarters of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of the Company); or (c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.


BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

 The Compensation Committee; General

   The Board of Directors maintains a Compensation Committee (the "Committee") comprised of one or more outside directors. The Committee is presently comprised of Messrs. Hugo-Martinez and Beedle. The Committee, with input from Messrs. Day and Sanghi, conducted performance reviews for fiscal 1997, and made compensation decisions for fiscal 1998, with respect to the Company's executive officers other than Mr. Sanghi. The Committee, with input from Mr. Day, conducted the performance review for fiscal 1997, and made compensation decisions for fiscal
1998, with respect to Mr. Sanghi. Mr. Sanghi does not participate in deliberations relating to his own compensation. Mr. Chapman was elected to the Board of Directors on May 19, 1997. He did not participate in any decisions related to fiscal 1997 compensation for the executive officers and, as of the date of this Proxy Statement, has not participated in any compensation decisions for fiscal 1998.

  The Stock Option Committee

   The Board of Directors also maintains a Stock Option Committee comprised of two or more outside directors. The Stock Option Committee administers the Plan and determines, within the confines of the Plan, the timing, amount and vesting of stock options to be granted to the Company's executive officers. Messrs. Hugo-Martinez and Beedle currently comprise the Stock Option Committee.

  Compensation Policy

   The Company bases its compensation policy on a pay-for-performance philosophy for all corporate officers and key employees. This philosophy emphasizes variable compensation, primarily by setting base salaries after a review of average base salary levels of comparable companies in the semiconductor industry, with an opportunity to enhance total compensation through various incentives. The Company believes that this philosophy successfully aligns an executive's total compensation with the Company's business objectives and performance and the interests of the stockholders, and serves to attract, retain and reward individuals who contribute both to the Company's short-term and long-term success. Compensation decisions also include subjective determinations and a consideration of various factors with the weight given to a particular factor varying from time to time and in various individual cases. The Company believes that its overall pay-for-performance philosophy fosters a team environment among the Company's management that focuses their energy on achieving the Company's financial and performance objectives, consistent with the Company's guiding values.

   The Committee believes that the overall compensation levels for the Company's executive officers for fiscal 1997 are consistent with the Company's pay-for-performance philosophy and are reasonable in light of the Company's fiscal 1997 performance. Fiscal 1997 was an unusual and unprecedented year in the semiconductor industry as a whole, which manifested itself in industry-wide inventory correction activities and an overall industry revenue growth rate of -6%.1 Despite industry conditions, the Company's net sales increased 17% and 38% in fiscal 1997 and 1996, respectively; its net income increased 17% and 21% in fiscal 1997 and 1996, respectively; and its return on average equity was 23% and 28% in fiscal 1997 and 1996, respectively.

------------------
(1)Source -- Semiconductor Industry Association.

Elements of Compensation

   There are currently four major elements of the Company's executive compensation program: annual base salary, incentive cash bonuses and long-term compensation programs, stock options, and compensation and employee benefits generally available to all Company employees.


   Base Salaries. The Committee establishes annual base salaries for the Company's executive officers at the beginning of each fiscal year, primarily by considering the salaries of executive officers in similar positions with comparably-sized companies (the "Reference Group"). The Reference Group currently consists of six companies that have annual sales of $300 million to $1.0 billion, have market capitalizations of between $400 million and $4.0 billion, and operate in recognized market segments, such as logic, memory and mixed-signal, within the semiconductor industry. Monitoring the Reference Group provides a stable and continuing frame of reference for reviewing and setting base salary compensation. The composition of the Reference Group is subject to change from year to year based on the Committee's assessment of comparability, including the extent to which the Reference Group reflects changes occurring within the Company and in the semiconductor industry as a whole. The six Reference Group companies also comprise the Peer Group used in the performance graph. See "Performance Graph," below. In addition, consistent with the Company's pay-for-performance philosophy, the Committee reviews the performance objectives for the Company as a whole for the immediately preceding fiscal year and the upcoming fiscal year, as well as the performance objectives for each of the individual officers relative to their respective areas of responsibility for both periods. Performance objectives are initially developed by the individual officers, in conjunction with their respective operating units, and then discussed with and approved by the Chief Executive Officer to generate the Company's annual operating plan ("AOP"). The Board of Directors then reviews and approves the AOP. In setting base salaries, the Committee also considers subjective factors such as an executive's experience and tenure in the industry and perceived value of the executive's position to the Company as a whole. After consideration of all of the above-described factors, average base salaries for the Company's executive officers increased 3.85% in fiscal 1997.


   Incentive Cash Bonuses and Long-Term Compensation Programs. Incentive cash bonuses may be payable to the Company's officers, managers and other key employees under the Company's Management Incentive Compensation Plan ("MICP"). The Board of Directors approved the MICP for fiscal 1997 as part of the fiscal 1997 AOP at the beginning of fiscal 1997. The MICP is an aggregate bonus pool derived from a percentage of the Company's annual operating profit. This bonus pool may then be allocated among the eligible participants based upon the achievement of individual performance objectives and various subjective determinations, with no particular weight being assigned to any one factor. The Board of Directors and the Committee generally give Mr. Sanghi wide discretion with respect to the designation of employees eligible to participate in the MICP and the amount of any MICP bonus to be awarded to each participant, including executive officers other than himself. The Committee determines the amount of the MICP bonus, if any, to be awarded to Mr. Sanghi. In fiscal 1997, approximately 214 employees, including the executive officers and the Chief Executive Officer, participated in the MICP.


   In conjunction with the MICP, the executive officers are eligible to participate in a program designed to provide longer term compensation to the executive officers. In light of the importance of retaining the executive officers in the Company's long-term employ and in order to provide an alternative to immediately taxable cash bonuses, in fiscal 1995 the Committee created a longer term benefit for key executives in the form of a split-dollar life insurance program. The split-dollar life insurance program provides key officers with an incentive to remain in the long-term employ of the Company, an insurance benefit, and a cash value benefit payable in the future when the executive is no longer in the Company's employ. The Committee determines what portion of an executive's overall MICP cash bonus will be paid in cash or into the split-dollar life insurance program. During fiscal 1997, two of the executive officers received a cash MICP bonus; all of the MICP bonuses for the other executive officers, including Mr. Sanghi, were contributed to the split-dollar life insurance program. See the "Summary Compensation Table" and the footnotes thereto, above.


   Numerous objective and subjective factors were considered in establishing the total MICP bonus compensation for fiscal 1997, including the Company's sales and net income growth, and return on equity.

MICP bonuses for fiscal 1997 were paid at the rate of 80% of the total MICP bonus pool established in the fiscal 1997 AOP. As a result, the average MICP bonus for the Company's six executive officers, excluding Mr. Sanghi, was approximately 33.7% of base salary, an increase of approximately 45.6% in fiscal 1997 as compared to fiscal 1996 when the average MICP bonus for such officers, excluding Mr. Sanghi, was approximately 24% of base salary. See the "Summary Compensation Table" and footnotes thereto, above. The Committee believes that the MICP bonus compensation for fiscal 1997 is consistent with the Company's pay-for-performance philosophy and is commensurate with the Company's overall performance, as well as the fiscal 1997 AOP objectives.

   Stock Options. The Company believes that executive officers, other corporate officers and key employees should hold substantial, long-term equity stakes in the Company so that their collective interests will coincide with the interests of the stockholders. Thus, stock options constitute a significant portion of the Company's incentive compensation program. At March 31, 1997, approximately 56% of the Company's employees worldwide held options to purchase Common Stock. In granting stock options to executive officers under the Plan, the Stock Option Committee considers numerous factors, such as the individual's position and responsibilities with the Company, the individual's future potential to influence the Company's mid- and long-term growth, the vesting schedule of the options awarded and the number of options previously granted. A description of the Plan is set forth below at "Proposal To Amend The Company's 1993 Stock Option Plan." See the table under "Option Grants -- Option Grants in Last Fiscal Year," above, for information regarding options to purchase Common Stock granted to the Named Executive Officers during fiscal 1997.


   As described above, the grant of stock options to employees is a critical element in the Company's pay-for-performance, variable compensation-based philosophy that provides a competitive incentive to remain in the Company's service. In April, 1996, as a response to the Company's performance in the fourth quarter of fiscal 1996, and that of the semiconductor industry as a whole, the Company eliminated MICP bonuses for all employees for the second half of fiscal 1996, and cash bonus plan payments for all employees for the fourth quarter of fiscal 1996. In light of these actions, the Committee reviewed the terms of stock option grants to employees and determined that a large portion of such grants were of little or no incentive value to the affected employees because the exercise prices were well in excess of the then-current value of the Common Stock. The Committee concluded that a significant and serious competitive disadvantage would result to the Company if that situation were not remedied. To counteract this competitive disadvantage, the Committee adopted an option exchange program (the "Exchange Program"). Under the Exchange Program, employees, excluding the Named Executive Officers, certain corporate officers and directors and non-employee directors, who held options with an exercise price in excess of $20.00 per share issued between November, 1994 and February, 1996 were given the opportunity to exchange those options for a stock option grant dated April 30, 1996 at an exercise price of $17.00 per share, the fair market value of the Common Stock on April 30, 1996. If an employee elected to exchange his or her options under the Exchange Program, the vesting commencement date was extended by 90 days from the original vesting date. Options covering 654,395 shares of Common Stock were exchanged under the Exchange Program.

   Other Compensation and Employee Benefits Generally Available to Company Employees. The Company maintains compensation and employee benefits that are generally available to all Company employees, including medical, dental and life insurance benefits, the Purchase Plan, a 401(k) retirement savings plan, a supplemental retirement savings plan (an unfunded, non-qualified deferred compensation plan maintained primarily for the purpose of providing deferral of compensation for a select group of management employees as defined in ERISA Sections 201, 301 and 401), and a cash bonus plan. The cash bonus plan awards each eligible employee with up to two and one-half days of pay, based on base salary, every quarter, if the Company meets certain operating profitability objectives established by the Board of Directors. For fiscal 1997, each eligible employee received 85% of the maximum cash bonus payment permitted under the cash bonus plan.


Chief Executive Officer Compensation

   The Committee uses the same factors and criteria described above in making compensation decisions regarding the Chief Executive Officer. For fiscal 1997, Mr. Sanghi's base salary was increased by 4.0%. The

Committee believes this is an appropriate increase considering the base salaries of chief executive officers in the Reference Group, and the Company's sales growth and performance in an unprecedented and difficult industry environment. Mr. Sanghi's aggregate MICP bonus for fiscal 1997 was determined after considering numerous objective and subjective factors, including the Company's performance in an unusual and unprecedented industry environment as compared to that of the semiconductor industry as a whole, and resulted in a total MICP bonus payment for fiscal 1997 (which was made as a contribution to the split-dollar life insurance program) of approximately 78.4% of his base salary. As a result, Mr. Sanghi's fiscal 1997 MICP bonus represented an increase of approximately 62.9% in fiscal 1997 as compared to fiscal 1996 when Mr. Sanghi's MICP bonus was approximately 50.0% of his base salary. See the "Summary Compensation Table" and footnotes thereto, above. The Committee believes that Mr. Sanghi's fiscal 1997 MICP bonus was (i) consistent with the Company's pay-for-performance philosophy and is commensurate with the Company's overall performance, as well as the fiscal 1997 AOP objectives; and (ii) reasonable based on the Company's overall performance in fiscal 1997, its performance as compared to the Reference Group and Mr. Sanghi's leadership and influence over the Company's performance. See the table under "Option Grants in Last Fiscal Year," above, for information regarding options to purchase Common Stock granted to Mr. Sanghi during fiscal 1997. The April 30, 1996 grant became exercisable over a one-year vesting period in 12 successive monthly installments commencing October 21, 1999; the July 2, 1996 grant became exercisable over a one-year vesting period in 12 successive monthly installments commencing July 2, 2000. The amount of these grants and the vesting terms were determined to provide an appropriate long-term incentive for Mr. Sanghi.

Deductibility Of Executive Compensation


   Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility by the Company for federal income tax purposes of compensation paid to the Company's Chief Executive Officer and to each of the Company's other four most highly compensated executive officers to $1 million each, subject to certain exceptions. The Company anticipates that a substantial portion of each executive officer's compensation will be "qualified performance-based compensation," that is not limited under Code Section 162(m). The Committee, therefore, does not currently anticipate that any executive officer's compensation will exceed that limitation of deductibility in fiscal 1998. The Committee intends to review the deductibility of executive compensation from time to time to determine whether any additional actions are advisable to maintain deductibility.

   By The Compensation and Stock Option Committees of the Board of Directors:

                  Albert J. Hugo-Martinez      Jon H. Beedle


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


   The Board of Directors maintains a Compensation Committee, which is currently comprised of Messrs. Hugo-Martinez and Beedle. Neither of Messrs. Hugo-Martinez or Beedle had any contractual or other relationship or transaction with the Company during fiscal 1997 except as a director and neither has ever served as an officer or employee of the Company.

PERFORMANCE GRAPH


   The following graph shows a comparison of cumulative total stockholder return for: (i) the Common Stock; (ii) a self-constructed Peer Group Index comprised of six companies that operate in recognized market segments, such as logic, memory and mixed-signal, within the semiconductor industry and that have annual sales between $300 and $1.0 billion and a market capitalization of between $400 million and $4.0 billion (the "Peer Group"); and (iii) the CRSP Total Return Index for the NASDAQ Stock Market (U.S.). The Peer Group is comprised of Altera Corporation, Atmel Corporation, Linear Technology Corporation, Maxim Integrated Products, Inc., Xilinx, Inc., and Zilog, Inc.


   The Peer Group is identical to the Reference Group used by the Committee in reviewing executive compensation. See "Board Compensation Committee Report on Executive Compensation."


   In preparing the following graph, it was assumed that $100 was invested in the Common Stock at the initial public offering price on March 22, 1993, the date on which shares of Common Stock were first publicly traded. No cash dividends have been declared or paid with respect to the Common Stock.


   NOTE THAT HISTORIC STOCK PRICE PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE STOCK PERFORMANCE.

                       Cumulative Stock Performance Graph
    Among Microchip Technology Inc., Peer Group Index and Broad Market Index
                                [GRAPHIC OMITTED]

                         03/23/93  03/31/93  05/28/93  07/30/93  09/30/93  11/30/93  01/31/94  03/31/94  05/31/94  07/29/94
Microchip Technology      $100.00    113.16    163.16    200.00    364.91    449.12    557.89    536.84    652.61    673.67
Peer Group Index          $100.00    105.13    121.01    130.08    159.82    143.19    177.07    178.06    181.08    160.77
Broad Market Index        $100.00    102.03    103.51    104.11    112.75    111.85    118.45    110.13    108.97    107.13

                         09/30/94  11/30/94  01/31/95  03/31/95  05/31/95  07/29/95  09/29/95  11/30/95  01/31/96  03/29/96
Microchip Technology       826.29    939.47    706.58    888.16    939.47   1215.79   1196.05   1278.95   1050.00    868.42
Peer Group Index           196.34    213.24    214.05    256.31    305.86    418.22    463.37    420.58    435.72    384.72
Broad Market Index         113.67    112.06    113.01    122.51    129.63    150.43    157.01    159.77    159.76    166.35

                         05/31/96  07/31/96  09/30/96  11/29/96  01/31/97  03/31/97
Microchip Technology       813.16   1006.58   1180.26   1507.89   1805.92   1421.05
Peer Group Index           393.86    334.91    382.90    490.06    563.65    489.43
Broad Market Index         188.43    163.91    186.34    195.72    209.36    183.89

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
                        DIRECTORS AND EXECUTIVE OFFICERS


   The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of April 27, 1997 by: (i) each director and nominee for director; (ii) each of the Named Executive Officers; (iii) all directors and executive officers as a group; and (iv) each person who is known to the Company to own beneficially more than five percent of the Common Stock:


            NAME AND ADDRESS               NUMBER OF SHARES          PERCENT OF
           OF BENEFICIAL OWNER          BENEFICIALLY OWNED(1)(2)    COMMON STOCK
           -------------------          ------------------------    ------------
The Kaufmann Fund(3) ...................          3,575,000             6.72%
Steve Sanghi(4) ........................          1,356,332             2.5%
George P. Rigg(5) ......................            154,236              *
Robert A. Lanford(6) ...................            102,691              *
C. Philip Chapman(7) ...................             63,284              *
Albert J. Hugo-Martinez(8) .............             41,686              *
Timothy B. Billington(9) ...............             40,608              *
L.B. Day(10) ...........................             21,042              *
Mitchell R. Little(11) .................             19,448              *
Jon H. Beedle(12) ......................              6,875              *
Matthew W. Chapman(13) .................                278              *
All directors and executive officers as
 a group (ten persons)(14) .............          1,806,480             3.4%

---------------
 *    Less than 1% of the outstanding shares of Common Stock.
(1) Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock.
(2) Includes shares of Common Stock issuable to the identified person pursuant to stock options and stock purchase rights that may be exercised within 60 days of April 27, 1997. In calculating the percentage of ownership, such shares are deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by any other stockholder.
(3) 140 East 45th Street, 43rd Floor, New York, NY 10017. Information is based on a Schedule 13G filed with the SEC by The Kaufmann Fund, Inc. dated January 31, 1997. Such Schedule 13G indicates that The Kaufmann Fund, Inc. has the sole power to vote or direct the vote and to dispose of and direct the disposition of such Common Stock.
(4) Includes 546,328 shares issuable upon exercise of options. Also includes 312,369 shares held of record by Steve Sanghi and Maria Sanghi as joint tenants and 201,646 shares held of record by Steve Sanghi and Maria T. Sanghi as Trustees of Declaration of Trust.
(5)   Includes 48,028 shares issuable upon exercise of options.
(6)   Includes 22,784 shares issuable upon exercise of options.
(7)   Includes 61,588 share issuable upon exercise of options.
(8) Includes 35,765 shares issuable upon exercise of options. Also includes 5,921 shares held of record by Albert J. Hugo-Martinez and S. Gay Hugo-Martinez as trustees of the Martinez Family Trust.
(9)   Includes 39,674 shares issuable upon exercise of options.
(10)  Includes 21,042 shares issuable upon exercise of options.
(11) Includes 15,610 shares issuable upon exercise of options. All shares held of record are held by Mitchell R. Little and Jean E. Little as joint tenants.
(12)  Includes 6,875 shares issuable upon exercise of options.
(13)  Includes 278 shares issuable upon exercise of options.
(14)  Includes 797,972 shares issuable upon exercise of options.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who own more than 10% of a class of the Company's equity securities registered under the Exchange Act to file reports of securities ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

   Based solely on the Company's review of the copies of such forms received by it during the fiscal year ended March 31, 1997, and written representations that no other reports were required, the Company believes that, except as described below, each person who, at any time during fiscal 1997, was a director, officer or beneficial owner of more than 10% of the Common Stock, complied with all
Section 16(a) filing requirements. Director Hugo-Martinez filed two late reports of two transactions covering an aggregate of 2,600 shares of Common Stock. Executive Officer Billington filed one late report of one transaction covering an aggregate of 455 shares of Common Stock.


              PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO
            INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

   The Certificate of Incorporation currently provides that the Company is authorized to issue two classes of stock consisting of 65,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, $0.001 par value per share. In April, 1997, the Board of Directors authorized an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock to 100,000,000 shares. At the Meeting, the stockholders are being asked to approve the proposed amendment. Under the proposed amendment, paragraph
(A) of Article IV of the Certificate of Incorporation would be amended to read as follows:

    "(A) Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, 'Common Stock' and 'Preferred Stock.' The total number of shares which the corporation is authorized to issue is one hundred and five million (105,000,000) shares. One Hundred Million (100,000,000) shares shall be Common Stock, par value $0.001 per share and five million (5,000,000) shares shall be Preferred Stock, par value $0.001 per share."


   The Company currently has 65,000,000 authorized shares of Common Stock. As of the Record Date, 53,347,285 shares of Common Stock were issued and outstanding. In addition, as of the Record Date, and without giving effect to the proposed amendments to the Plan and the Purchase Plan described in this Proxy Statement, 7,931,090 shares were reserved for future issuance upon the exercise of outstanding options under the Company's employee stock option and stock purchase plans.


PURPOSE AND EFFECT OF THE AMENDMENT


   The Board of Directors believes that it is in the Company's best interests to increase the number of authorized shares of Common Stock in order to have additional authorized but unissued shares available for issuance to meet business needs as they arise. The Board of Directors believes that the availability of such additional shares will provide the Company with flexibility to issue Common Stock for possible future financings, stock dividends or distributions, acquisitions, stock option plans or other proper corporate purposes that may be identified in the future by the Board of Directors, without the expense and delay of a special stockholders' meeting. Depending on the price, the issuance of additional shares of Common Stock may have a dilutive effect on earnings per share and, for persons who do not purchase additional shares to maintain their pro rata interest in the Company, on such stockholders' percentage voting power.


   The authorized shares of Common Stock in excess of those issued will be available for issuance at such times and for such corporate purposes as the Board of Directors may deem advisable, without further action by the Company's stockholders, except as may be required by applicable law or by the rules of any stock exchange or national securities association trading system on which the Common Stock may be listed or traded. Upon issuance, such shares will have the same rights as the outstanding shares of Common Stock. Holders of Common Stock have no preemptive rights.

   The Company has no arrangements, agreements or understandings at the present time for the issuance or use of the additional shares of Common Stock proposed to be authorized. The Board of Directors does not intend to issue any Common Stock except on terms that the Board of Directors deems to be in the best interests of the Company and its stockholders. Any future issuance of Common Stock will be subject to the rights of holders of outstanding shares of any preferred stock that the Company may issue in the future.


POTENTIAL ANTI-TAKEOVER EFFECT

   The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions that would make a change of control of the Company more difficult and, therefore, less likely. Any such issuance of additional Common Stock could have the effect of diluting the earnings per share and book value per share of the outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Company has previously adopted certain measures that may have the effect of helping to resist an unsolicited takeover attempt, including: (i) a Preferred Share Rights Agreement dated as of February 13, 1995 (the "Rights Plan"), providing for the distribution of rights to purchase shares of the Company's Series A Participating Preferred Stock, which rights become exercisable in the event of certain attempts to acquire control of the Company;
(ii) provisions in the Plan providing for the acceleration of exercisability of outstanding options in the event of a sale of assets or merger; and (iii) provisions of the Certificate of Incorporation authorizing the Board of Directors to issue up to 5,000,000 shares of Preferred Stock with the terms, provisions and rights fixed by the Board of Directors.

   The Board of Directors adopted the Rights Plan in February, 1995 and issued under the Rights Plan, as a dividend to the holders of Common Stock, rights to purchase Series A Participating Preferred Stock. The Rights Plan is designed to protect stockholders against the adverse consequences of partial takeovers and other abusive takeover tactics that the Board of Directors believes are not in the best interests of the Company's stockholders. Until certain contingencies set forth in the Rights Plan occur, each issued and outstanding share of Common Stock carries such a right and the right is not separable from the Common Stock. Certain circumstances described in the Rights Plan (including an attempt to acquire the Company without the approval of the Board of Directors) may result in the rights becoming rights to purchase shares of Common Stock of the Company or of the acquiring entity at a fraction of the market price, thus possibly deterring any such transaction and thus possibly having an adverse impact on stockholders in the ways described above.

   The Rights Plan is embodied in the Preferred Share Rights Agreement between the Company and Harris Trust Company (successor to Bank One, Arizona, NA), as Rights Agent. A copy of the Rights Agreement was filed with the SEC on February 14, 1995 as an exhibit to the Company's Registration Statement on Form 8-A with respect to the rights covered by the Rights Plan. The foregoing brief description of the Rights Plan is qualified in its entirety by reference to the text of the Rights Agreement.

   In the event rights become exercisable for Common Stock, the Company might have to issue a substantial number of new shares of Common Stock. Although under the Rights Plan the Company is not now required to reserve shares of Common Stock for issuance thereunder, a failure to have sufficient shares available could result in a delay or failure of implementation of all aspects of the Rights Plan. An increase in the authorized number of shares of Common Stock could therefore make a change in control of the Company more difficult by facilitating the complete operation of the Rights Plan.

   Other potential anti-takeover measures are also available to management and the Board of Directors under the laws of Delaware, where the Company is incorporated, and Arizona, where the Company is headquartered. Under Delaware statutes, a change in control may be delayed unless holders of a substantial percentage of the outstanding voting securities approve the change of control transaction. Arizona law provides certain protections to ward off or prevent non-negotiated takeover attempts by third parties. Under Arizona statutes, among other matters, certain restrictions are placed on the ability of a company to enter into transactions with interested stockholders (generally those holding 10% or more of a company's stock) unless consented to by the company. Although the Delaware and Arizona statutes may protect stockholders against partial takeovers and abusive takeover tactics, the effects of the statutes may negatively affect the stockholders desiring a change of control in the ways set forth above.

   In addition, the Severance Agreements between the Company and the Named Executive Officers provide for the automatic acceleration in vesting of all unvested stock options in the event of certain transactions that result in a change of control of the Company, which could make a change in control of the Company less attractive to a potential acquiror. See "Employment Contracts, Termination of Employment and Change In Control Arrangements," above, for a description of the terms of the Severance Agreements.

REQUIRED VOTE


   The approval of the foregoing amendment to the Certificate of Incorporation requires the affirmative vote of a majority of the shares of Common Stock issued and outstanding on the Record Date. Accordingly, the effect of an abstention is the same as that of a vote against the proposal. If approved by the stockholders, the proposed amendment to Article IV(A) will become effective upon the filing of a certificate of amendment to the Certificate of Incorporation, which will occur as soon as reasonably practicable. If the proposed amendment is not approved by the stockholders, the authorized number of shares of the Company's stock will not change.


   THE BOARD OF  DIRECTORS  RECOMMENDS  THAT THE  STOCKHOLDERS  VOTE  "FOR" THIS
PROPOSED   AMENDMENT  TO  THE  CERTIFICATE  OF  INCORPORATION  TO  INCREASE  THE
AUTHORIZED NUMBER OF SHARES OF COMMON STOCK.

             PROPOSAL TO AMEND THE COMPANY'S 1993 STOCK OPTION PLAN


PROPOSED PLAN AMENDMENT

   The Board of Directors has approved an amendment to the Company's 1993 Stock Option Plan (the "Plan"), subject to approval by the stockholders, to increase the number of shares of Common Stock reserved for issuance thereunder by 2,000,000 (the "Plan Amendment"). Since the Plan's initial adoption, a total of 14,897,477 shares of Common Stock (without considering the proposed Plan Amendment) have been reserved over time for issuance under the Plan. As of the Record Date, without giving effect to the proposed Plan Amendment, 7,179,394 shares of Common Stock have been previously issued upon exercise of options, 7,039,871 shares of Common Stock are currently subject to outstanding options and 678,212 shares of Common Stock may be issued with respect to options that may be granted in the future.

REASONS FOR THE PLAN AMENDMENT


   The Plan is intended to promote the best interests of the Company by providing key employees, non-employee members of the Board of Directors, and other independent contractors who provide valuable services to the Company with the opportunity to acquire, or otherwise increase, their equity interest in the Company as an incentive to remain in service to the Company and to align their collective interests with those of the stockholders. The proposed Plan Amendment acknowledges the significant growth of the Company's operations, and the increase in the number of outstanding shares of Common Stock resulting from the Company's initial public offering in March, 1993, its three follow-on public offerings, as well as the Company's four stock splits effected since the Company went public in March, 1993.


   The participation of key employees (including officers) in stock option plans has always been an essential component of the Company's pay-for-performance compensation program. See "Board Compensation Committee Report on Executive Compensation," above. The Board of Directors believes that the stock option program should continue to function as the Company's key long-term incentive compensation program. Stock option programs are a standard employee benefit in the high technology industry in which the Company competes, enabling such companies to ultimately attract and then retain talented employees. As a result, many other companies, including the Company's competitors, maintain stock option programs. The Board of Directors believes that such plans are necessary and important in attracting and retaining employees with outstanding capabilities and that a serious competitive disadvantage would result if the Company were unable to continue granting stock options. Thus, the Board of Directors believes that it is in the best interest of the Company to increase the number of shares of Common Stock reserved for issuance under the Plan.


BOARD OF DIRECTORS RECOMMENDATION


   At the Meeting, the stockholders are being requested to approve the proposed Plan Amendment.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED PLAN AMENDMENT.

DESCRIPTION OF THE PLAN


   The Plan is the Company's primary equity incentive program. The Plan, which is a successor plan to the Company's 1989 Stock Option Plan (the "1989 Plan"), was adopted by the Board of Directors in January, 1993 and approved by the stockholders in February, 1993.


   The Plan is divided into the Discretionary Option Grant Program and the Automatic Option Grant Program. Option grants under the Discretionary Option Grant Program may be made to employees (including officers and directors), and consultants and independent contractors who provide valuable services to the Company. As of April 25, 1997, the Company's 1,879 employees and its independent contractors and consultants would have been eligible to participate under the Plan's Discretionary Option Grant Program. The Plan is administered by the Stock Option Committee, which is presently comprised of Messrs. Hugo-Martinez and Beedle.


   Options granted under the Discretionary Option Grant Program may be either incentive stock options meeting the requirements of Code Section 422 or non-statutory options. If any outstanding option (including options incorporated from the 1989 Plan) expires or terminates prior to exercise, the shares subject to that option may become the subject of subsequent grants under the Plan. The expiration date, maximum number of shares purchasable and the other provisions of the options granted under the Discretionary Option Grant Program, including vesting provisions, are established at the time of grant. Options may be granted for terms of up to 10 years and become exercisable in whole or in one or more installments at such time as may be determined by the Stock Option Committee upon the grant of the options. The exercise prices of options are determined by the Stock Option Committee, but may not be less than 100% of the fair market value of the Common Stock at the time of the grant for both nonstatutory and incentive options (in the case of incentive options, 110% if the option is granted to a stockholder who at the time the option is granted owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its subsidiaries). The per share closing price of the Common Stock on the NASDAQ Stock Market was $31.3125 on June 11, 1997.


   If the Company is acquired by merger, consolidation or asset sale, each outstanding option under the Discretionary Option Grant Program that is not assumed by the successor corporation or otherwise replaced with a comparable option will automatically accelerate and become exercisable in full. Any options so assumed may be accelerated if the optionee's employment is terminated within a designated period following the acquisition. In connection with a change in control of the Company by tender offer or proxy contest for board membership, the Stock Option Committee can accelerate outstanding options. The Stock Option Committee also has authority to extend these acceleration provisions to one or more outstanding options under the 1989 Plan incorporated into the Plan.


   The Plan's Automatic Option Grant Program provides for the automatic grant of stock options to non-employee directors, of which there are currently four. The non-discretionary feature is intended to satisfy the requirements of rules adopted under the Exchange Act. Under the Automatic Option Grant Program, an option to acquire 5,000 shares of Common Stock is automatically granted to each non- employee director at the meeting of the Board of Directors held immediately after each annual meeting of stockholders, effective as of the first business day of the month in which the annual stockholders' meeting is held, with such options to vest in a series of 12 equal and successive monthly installments commencing one month after the annual automatic grant date. In addition, each new non-employee member of the Board of Directors receives an automatic grant of an option to acquire 10,000 shares of Common Stock on the date of their first appointment or election to the Board of Directors. Those options become exercisable and vest in a series of 36 equal and successive monthly installments commencing one month after the automatic grant date. A non-employee member of the Board of Directors is not eligible to receive the 5,000 share automatic option grant if that option grant date is within 30 days of such non-employee member receiving the 10,000 share automatic option grant. If the Company is acquired by merger, consolidation or asset sale, or in connection with a change in control of the Company by tender offer or proxy contest for board membership, each outstanding option under the Automatic Option Grant Program will automatically accelerate and immediately vest in full.


   Options granted under the Plan are nontransferable other than by will or by the laws of descent and distribution upon the death of the option holder and, during the lifetime of the option holder, are exercisable only by such option holder. Termination of employment at any time for cause immediately terminates all options held by the terminated employee.


   The Plan will remain in force until January 19, 2003. The Board of Directors at any time may suspend, amend or terminate the Plan except that, without the approval of the stockholders, the Board of Directors may not: (i) increase, except in the case of certain organic changes to the Company, the maximum number of shares of Common Stock subject to the Plan; (ii) reduce the exercise price at which options may be granted or the exercise price for which any outstanding option may be exercised; (iii) extend the term of the Plan; (iv) change the class of persons eligible to receive options; or (v) materially increase the benefits accruing to participants under the Plan. The Board of Directors, however, may amend the Plan from time to time as it deems necessary in order to meet the requirements of any amendments to Rule 16b-3 under the Exchange Act without the consent of the stockholders of the Company.

PLAN PARTICIPATION


   The grant of options under the Discretionary Option Grant Program, including grants to the Named Executive Officers, is subject to the discretion of the Stock Option Committee. As of the date of this Proxy Statement, there has been no determination by the Stock Option Committee with respect to future awards under the Plan. Accordingly, future discretionary awards are not determinable.

   The future award of options under the Automatic Option Grant Program to non-employee directors is subject to the (re)election of such individuals as directors and the fair market value of the Common Stock on the first business day of the month in which the annual stockholders' meeting is held.

   The following table sets forth information with respect to the grant of options during the fiscal year ended March 31, 1997 to: (i) all non-employee directors; (ii) each of the Named Executive Officers; (iii) all current executive officers as a group; and (iv) all other employees as a group:


                              AMENDED PLAN BENEFITS
                             1993 STOCK OPTION PLAN

            NAME OF INDIVIDUAL OR                NUMBER OF
            IDENTITY OF GROUP AND            SHARES SUBJECT TO
                 POSITION                    OPTIONS GRANTED(#)    EXERCISE PRICE($)
                 --------                    ------------------    -----------------

Steve Sanghi, Director, Chairman, President
 and Chief Executive Officer ...............        165,000             $ 16.87
Robert A. Lanford, Vice President,
 Worldwide Sales ...........................         39,000               16.87
George P. Rigg, Vice President,
 Advanced Microcontroller and Technology
 Division ..................................         47,250               16.87
Timothy B. Billington, Vice President,
 Manufacturing Operations ..................         56,250               16.87
C. Philip Chapman, Vice President,
 Chief Financial Officer ...................         45,750               16.87
Mitchell R. Little, Vice President,
 Standard Microcontroller and
 ASSP Division .............................         45,000               16.87
All current executive officers as a group
 (6 people) ................................        398,250               16.87
All current directors who are not executive
 officers as a group (4 people) ............         22,500               20.50 (2)
All other employees as a group .............      1,672,202               17.86 (2)

-------------------
(1)   See  also  the  table  under  "Option   Grants,"  above,   for  additional
      information regarding options granted to to the Named Executive Officers.
(2)   Represents weighted average price share exercise price.


FEDERAL INCOME TAX CONSEQUENCES FOR STOCK OPTIONS

   Certain options granted under the Plan will be intended to qualify as incentive stock options under Code Section 422. Accordingly, there will be no taxable income to an employee when an incentive stock option is granted to him or her or when that option is exercised. The amount by which the fair market value of the shares at the time of exercise exceeds the option price generally will be treated as an item of preference in computing the alternative minimum taxable income of the optionholder. If an optionholder exercises an incentive stock option and does not dispose of the shares within either two years after the date of the grant of the option or one year of the date the shares were transferred to the optionholder, any gain or loss realized upon disposition will be taxable to the optionholder as a capital gain or loss. If the optionholder does not satisfy the applicable holding periods, however, the difference between the option price and the fair market value of the shares on the date of exercise of the option will be taxed as ordinary income, and the balance of the gain, if any, will be taxed as capital gain. If the shares are disposed of before the expiration of the one-year or two-year periods and the amount realized is less than the fair market value of the shares at the date of exercise, the employee's ordinary income is limited to the amount realized less the option exercise price paid. The Company will be entitled to a tax deduction only to the extent the optionholder has ordinary income upon the sale or other disposition of the shares.

   Options issued under the Plan also may be nonqualified options. The income tax consequences of nonqualified options are governed by Code Section 83. Under Code Section 83, the excess of the fair market value of the shares of the Common Stock acquired pursuant to the exercise of any option over the amount paid for such stock (hereinafter referred to as "Excess Value") must be included in the gross income of the optionholder. In calculating Excess Value, fair market value is generally determined on the date of the acquisition. Generally, the Company will be entitled to a federal income tax deduction in the same taxable year that the optionholder recognizes income. The Company will be required to withhold taxes with respect to income reportable pursuant to Code Section 83 by an optionholder who is also an employee of the Company. The basis of the shares acquired by an optionholder will be equal to the option price of those shares plus any income recognized pursuant to Code Section 83. Subsequent sales of the acquired shares will produce capital gain or loss. Such capital gain or loss will be a long-term gain or loss if the stock has been held for one year from the date the substantial risk of forfeiture, if any, lapsed, or, if a Section 83(b) election is made, one year from the date the shares were acquired.

   PROPOSAL TO AMEND THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN


PROPOSED PURCHASE PLAN AMENDMENT

   The Board of Directors has approved an amendment to the Company's Employee Stock Purchase Plan (the "Purchase Plan"), subject to approval by the Company's stockholders, to increase by 300,000 the number of shares of Common Stock reserved for issuance thereunder (the "Purchase Plan Amendment"). Since the initial adoption of the Purchase Plan, a total of 3,006,000 shares of Common Stock have been reserved over time for issuance under the Purchase Plan. Of this amount and as of the Record Date, 2,826,914 shares of Common Stock have previously been issued, and a total of 179,086 shares of Common Stock are presently available for future issuance, without giving effect to the proposed Purchase Plan Amendment.

REASON FOR THE PURCHASE PLAN AMENDMENT

   The Purchase Plan is intended to promote the best interests of the Company by providing all eligible employees, including officers, who participate in the Purchase Plan with the opportunity to become stockholders of the Company by purchasing the Company's Common Stock at discounted prices through payroll deductions. The Board of Directors believes that the Purchase Plan is an incentive to employees to remain in the Company's employ, and aligns the collective interests of employees with those of the stockholders. As of April 25, 1997, approximately 1,028 employees were eligible for the Purchase Plan, of whom 829 were participants.

BOARD OF DIRECTORS RECOMMENDATION

   At the Meeting, the stockholders are being requested to approve the proposed Purchase Plan Amendment.


   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED PURCHASE PLAN AMENDMENT.

DESCRIPTION OF THE PURCHASE PLAN

   The Purchase Plan was initially adopted by the Board of Directors in January, 1993 and approved by the stockholders in March, 1993. Since the Purchase Plan's initial inception, and without giving effect to the proposed Purchase Plan Amendment, 3,006,000 shares of Common Stock has been reserved over time for issuance under the Purchase Plan.

   The Purchase Plan, and the rights of participants to make purchases thereunder, is intended to qualify under the provisions of Code Sections 421 and
423. See the discussion below under "Federal Income Tax Consequences for Purchase of Common Stock Under the Purchase Plan," for a summary of the general rules regarding the federal tax treatment of the purchase and sale of Common Stock under the Purchase Plan. The Purchase Plan is currently administered by the Board of Directors. The Board of Directors has full authority to administer the Purchase Plan, including the authority to interpret and construe any provision of the Purchase Plan and to adopt such rules and regulations it deems necessary for administration of the Purchase Plan.

   Any person who has been employed by the Company for more than 30 days and who is customarily employed for more than 20 hours per week and at least five months per calendar year by the Company is eligible to participate in offerings under the Purchase Plan. Eligible employees become participants in the Purchase Plan by delivering to the Company's stock administration department a subscription agreement authorizing payroll deductions at least 24 hours prior to the beginning of the applicable offering period, as described below. An employee who becomes eligible to participate in the Purchase Plan after commencement of an offering period may not participate in the Purchase Plan until the next semi-annual entry date. There are a maximum of four semi-annual entry dates ("entry date") within each offering period, which are the first business day of each March and September within an offering period.

   The Purchase Plan is currently implemented in a series of successive offering periods, each with a maximum duration of 24 months. Each two-year offering period is divided into four semi-annual participation periods, commencing on the first business day of each March and September during the offering period. Shares are purchased on the last business day of each semi-annual participation period (a "purchase date") during an offering period. The purchase price per share for an eligible employee who participates in the Purchase Plan is the lower of (i) 85% of the fair market value of a share of Common Stock on the employee's entry date into the then-current offering period under the Purchase Plan or (ii) 85% of the fair market value of a share of Common Stock on the semi-annual purchase date.


   The second offering period under the Purchase Plan began in March, 1995 and ended on February 28, 1997. The fair market value of the Common Stock on the first entry date into the Purchase Plan for the second offering period (March 1, 1995) was $16.33 per share; and the fair market value of the Common Stock on the last day of the second two-year offering period (February 28, 1997) was $37.375 per share. This resulted in a weighted average purchase price of $14.22 for the second two-year offering period.

   The third and current offering period under the Purchase Plan began in March, 1997 and will end on February 28, 1999. The fair market value of the Common Stock on March 1, 1997 was $36.937 per share.


   The purchase price of shares is accumulated by payroll deductions over the semi-annual participation period. The deductions may not exceed 10% of a participant's earnings for the semi-annual participation period. A participant may discontinue his or her participation in the Purchase Plan at any time prior to five business days before a purchase date during an offering period and may decrease the rate of payroll deductions at any time during a semi-annual participation period; provided, however, that the participant may not effect more than one such reduction during the same semi-annual period of participation. A participant may not increase his or her rate of payroll deductions following his or her entry date into the Purchase Plan unless such increase is made prior to the commencement of the next two-year offering period. No participant may purchase more than $25,000 in Common Stock annually (based on the fair market value of a share of the Common Stock on the participant's entry date into the Purchase Plan) or 13,500 shares of Common Stock per semi-annual participation period.

   A participant's purchase right terminates automatically in the event that the participant ceases to be an employee of the Company, and any payroll deductions collected from such individual during the semi-annual period in which such termination occurs will be refunded. However, in the event of the participant's disability or death, such payroll deduction may be applied to the purchase of Common Stock on the next semi-annual purchase date.

   If the Company is acquired by merger, consolidation or asset sale, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such acquisition at a price per share equal to 85% of the lower of (i) the fair market value of the Common Stock on the participant's entry date into the offering period or (ii) the fair market value of the Common Stock immediately prior to such acquisition.

   The Board of Directors may at any time amend, suspend or terminate the Purchase Plan following the close of any semi-annual purchase period. Following termination or suspension of the Purchase Plan all outstanding options will automatically terminate. Amendments to the Purchase Plan or to options thereunder that would adversely affect the rights of any participant under an option theretofore granted shall only be effective as to such options if the participant's consent is obtained. No amendment may be made to the Purchase Plan without approval of the stockholders of the Company if stockholder approval of such amendment is necessary and desirable to comply with Code Section 423 or with Rule 16b-3 of the Exchange Act, or any successor rule.

PURCHASE PLAN PARTICIPATION

   Participation in the Purchase Plan is voluntary and is dependent on each eligible employee's election to participate and his or her respective determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. The following table sets forth, as to each of the Named Executive Officers, all current executive officers as a group and all other employees who participated in the Purchase
Plan: (i) the number of shares of Common Stock purchased under the Purchase Plan during the fiscal year ended March 31, 1997; and (ii) the dollar value of the benefit, which is calculated as the fair market value per share of the Common Stock on the date of purchase, minus the purchase price per share of Common Stock under the Purchase Plan:


                              AMENDED PLAN BENEFITS
                          EMPLOYEE STOCK PURCHASE PLAN



          NAME OF INDIVIDUAL OR
          IDENTITY OF GROUP AND                 NUMBER OF SHARES   DOLLAR
                 POSITION                          PURCHASED(#)  VALUE($)(1)
                 --------                          ------------  -----------
Steve Sanghi, Director, Chairman,
 President and Chief Executive Officer .........       1,830     $  39,133
Robert A. Lanford, Vice President,
 Worldwide Sales ...............................       1,591        27,377
George P. Rigg, Vice President, Advanced
 Microcontroller And Technology Division .......       1,267        21,914
Timothy B. Billington, Vice President,
 Manufacturing Operations ......................       1,616        29,187
C. Philip Chapman, Vice President,
 Chief Financial Officer and Secretary .........       1,139        19,756
Mitchell R. Little, Vice President,
 Standard Microcontroller and ASSP
 Division ......................................       1,341        23,666
All current executive officers as a
 group (6 people) ..............................       8,784       161,034
All other employees as a group .................     229,049     3,831,709
----------------------
(1) Calculated as the fair market value per share of the Common Stock on the date of purchase, minus the purchase price per share of Common Stock under the Purchase Plan.


FEDERAL INCOME TAX CONSEQUENCES FOR PURCHASE OF COMMON STOCK UNDER THE PURCHASE PLAN

   The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Code Sections 421 and
423. Under these provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares. Upon disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period.

   If the shares have been held by the participant for more than two years after the date of option grant and for more than one year after the date of purchase, the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price or (b) 15% of the fair market value of the shares at the date of commencement of the offering period, will be treated as ordinary income. If the shares are sold and the sale price is less than the purchase price, there is no ordinary income and the participant has a capital loss for the difference. If the shares are disposed of before the expiration of these holding periods, the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income, and any further gain or loss on such disposition will be long-term or short-term capital gain or loss, depending on the holding period.

   Different rules may apply with respect to participants subject to Section 16 of the Exchange Act.

   The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon dispositions of shares prior to the expiration of the holding periods described above.

   The foregoing is only a brief summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan, does not purport to be complete, and does not discuss the tax consequences of a participant's death or the income tax laws of any municipality, state or foreign country in which a participant may reside.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS


   The Board of Directors has appointed KPMG Peat Marwick LLP ("KPMG"), independent certified public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending March 31, 1998. KPMG has audited the Company's financial statements since fiscal 1993. The Board of Directors recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. The Board of Directors anticipates that representatives of KPMG will be present at the Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

                 DEADLINE FOR RECEIPT OF STOCKHOLDERS PROPOSALS

   Pursuant to Rule 14a-5(e) of Regulation 14A promulgated under the Exchange Act, stockholder proposals that are intended to be presented by such stockholders at the annual meeting of stockholders of the Company for the fiscal year ending March 31, 1998 must be received by the Company no later than February 20, 1998 in order to be considered for possible inclusion in the proxy statement and form of proxy relating to such meeting.


                                  OTHER MATTERS

   The Company knows of no other matters to be submitted to the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.


   For business to be properly brought before an annual meeting by a stockholder, the Company's By-Laws require that the Company's secretary must have received notice in writing from the stockholder not less than 30 days nor more than 60 days prior to the meeting; provided, however, that if less than 35 days' notice of the meeting is given to stockholders, such notice must be received by the secretary not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. The written notice to the secretary shall set forth, as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business, (ii) the name and address, as they appear on the Company's books, of the stockholder proposing such business, (iii) the number of shares of Common Stock beneficially owned by such stockholder, and (iv) any material interest of such stockholder in such business.


Dated: June 20, 1997

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
PROXY                                             MICROCHIP TECHNOLOGY INCORPORATED                                            PROXY

                                     This Proxy is Solicited on behalf of the Board of Directors


                                                 1997 ANNUAL MEETING OF STOCKHOLDERS

         The  undersigned  stockholder  of  MICROCHIP  TECHNOLOGY INCORPORATED,  a  Delaware  corporation  (the  "Company"),  hereby acknowledges  receipt of the Notice of Annual Meeting of Stockholders  and Proxy Statement of the Company,  each dated June 20, 1997 and hereby appoints Steve Sanghi and C. Philip Chapman, and each of them, proxies and  attorneys-in-fact  with full power to each of substitution,  on behalf and in the name of the undersigned, to represent the undersigned at the 1997 Annual Meeting of Stockholders of the Company,  to be held on July 28, 1997, at 9:00 a.m., local time, at the Company's facility at 1200 South 52nd Street,  Tempe,
Arizona,  and at any adjournment or  adjournments  thereof,  and to vote all shares of Common Stock which the  undersigned  would be entitled to vote if then and there personally present, in the matters set forth below:

         A majority of such  attorneys  or  substitutes  as shall be present  and shall act at said  meeting or any  adjournment  or adjournments thereof (or if only one shall be present and act,  then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

                                            (Continued and to be signed on reverse side.)

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

1. Election of Directors:
   Nominees: Steve Sanghi; Jon H. Beedle;    For  Withhold  For All     3. Proposal to Amend the Company's    For   Against Abstain
   Albert J. Hugo-Martinez; L.B. Day;        All     All    Except         1993 Stock Option Plan to
   Matthew W. Chapman                        [ ]     [ ]    [ ]            increase by 2,000,000 the number      [ ]     [ ]    [ ]
                                                                           of shares of Common Stock
   --------------------------------------                                  reserved for issuance thereunder;
   (Except nominee(s) written above)
                                                                        4. Proposal to Amend the Company's    [ ]     [ ]    [ ]
2. Proposal to Amend the Company's           For   Against Abstain         Employee Stock Purchase Plan to
   Restated Certificate of Incorporation                                   increase by 300,000 the number
   to increase the number of authorized      [ ]     [ ]    [ ]            of shares of Common Stock
   shares of Common Stock, par value                                       reserved for issuance
   $0.001 per share, from 65,000,000                                       thereunder;
   to 100,000,000;
                                                                        5. Proposal to ratify the             [ ]     [ ]    [ ]
                                                                           appointment of KPMG Peat
                                                                           Marwick LLP as the independent
                                                                           auditors of the Company.

                                                                        This  Proxy  will be voted as  directed  or, if no  contrary direction  is  indicated,  will be voted for the Election of
                                                                        Directors;  for  the  amendment  to the  Company's  Restated
                                                                        Certificate  of  Incorporation;  for  the  amendment  to the
                                                                        Company's  1993 Stock Option Plan;  for the amendment to the
                                                                        Company's Employee Stock Purchase Plan; for the ratification
                                                                        of  the   appointment  of  KPMG  Peat  Marwick  LLP  as  the
                                                                        independent  auditors of the  Company;  and as said  proxies deem  advisable on such other matters as may come before the meeting.

                                                                                                         Dated:_______________, 1997

                                                                        Signature(s)________________________________________________


                                                                        ____________________________________________________________
                                                                        (This Proxy  should be dated,  signed by the  stockholder(s)
                                                                        exactly  as his or her name  appears  hereon,  and  returned promptly  in the  enclosed  envelope.  Persons  signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community  property,  both  stockholders should sign.)

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                                                      ^ FOLD AND DETACH HERE ^

                                                       YOUR VOTE IS IMPORTANT!

                                     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                                                     USING THE ENLOSED ENVELOPE.
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